Exhibit 99

Marine Products Corporation Reports Fourth Quarter 2021 Financial Results

ATLANTA, January 26, 2022 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2021. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended December 31, 2021, Marine Products generated net sales of $76,537,000, a 7.6 percent increase compared to $71,110,000 in the same period of the prior year. The increase in net sales was due to a 21.1 percent increase in the average selling price per boat, partially offset by a decrease of 11.1 percent in the number of boats sold. Average selling prices increased primarily due to model year and other price increases coupled with a favorable model mix. In spite of strong dealer and consumer demand, unit sales decreased in most of our product categories compared to the prior year as we worked diligently to overcome significant supply chain difficulties to deliver as many boats as possible.

Gross profit for the fourth quarter of 2021 was $19,158,000, a 9.9 percent increase compared to $17,431,000 the fourth quarter of the prior year. Gross margin as a percentage of net sales increased to 25.0 percent in the fourth quarter of 2021 compared to 24.5 percent in the fourth quarter of 2020. Gross margin as a percentage of net sales increased due to a favorable model mix and model year price increases, partially offset by higher materials costs and less efficient production as compared to the fourth quarter of the prior year.

Operating profit for the fourth quarter of 2021 was $10,661,000, an increase of 17.4 percent compared to operating profit of $9,083,000 in the fourth quarter of last year. Selling, general and administrative expenses were $8,497,000 in the fourth quarter of 2021 compared to $8,348,000 in the fourth quarter of 2020. Selling, general and administrative expenses as a percentage of net sales were 11.1 percent in the fourth quarter of 2021 compared to 11.7 percent of net sales during the fourth quarter of 2020. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2021 was $11,132,000, an increase of $1,604,000 compared to the fourth quarter of 2020.1

Net income for the fourth quarter of 2021 was $8,448,000, an increase of 20.8 percent compared to net income of $6,994,000 in the fourth quarter of 2020. Diluted earnings per share were $0.25 in the fourth quarter of 2021 compared with $0.21 in the fourth quarter of the prior year. The effective tax rate for the fourth quarter of 2021 was 20.7 percent, a decrease compared to an effective tax rate of 23.1 percent for the fourth quarter of the prior year.

Net sales for the twelve months ended December 31, 2021 were $298,014,000, an increase of 24.3 percent compared to the twelve months ended December 31, 2020. Net income for the twelve-month period was a record $29,026,000, or $0.85 diluted earnings per share, compared to net income of $19,444,000, or $0.57 diluted earnings per share in the prior year.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

Fourth Quarter 2021 Earnings Press Release

“The majority of our sales during the fourth quarter of 2021 were of 2022 model year boats, which generated higher average selling prices due to a continued shift in model mix and new model year pricing,” stated Richard A. Hubbell, Marine Products’ President and Chief Executive Officer. “Our fourth quarter results also reflect the formidable challenges presented by supply chain problems and the recent COVID surge. Although dealer and consumer demand once again continued beyond our traditional retail selling season, our unit sales did not fully reflect this positive trend. Dealer inventories remain at historically low levels, and order backlog and sales demand indications continue to extend beyond our current model year’s projected production. These issues also continued to increase our working capital requirements.

“During the fourth quarter we continued to work with our suppliers to develop realistic delivery schedules in order to plan our production schedules and manage production efficiency. Supply chain problems negatively impacted fourth quarter production and deliveries, and unfortunately, these concerns will continue to impact our operations during the first quarter of 2022. We value our employees’ well-being, and earlier in the year we began to provide on-site COVID testing and vaccination services for our employees. In spite of employees’ enthusiastic response to these initiatives, however, the surge in COVID cases over the past few months has impacted employee attendance at least during the first quarter of 2022.

“As we manage these issues, we remain optimistic about the long-term prospects for recreational boating. Dealer and consumer demand remain strong for the foreseeable future. We also are finding that consumer preferences are migrating towards larger boats. Our 2022 model year lineup was developed in response to that demand, and it is positively impacting our financial results. I am also pleased to report continued dominant market share in our two propulsion categories and size ranges,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 26, 2022, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 7947297. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Fourth Quarter 2021 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements that supplier delivery schedules and COVID-related employee absences will continue to impact our operations during the first quarter of 2022, our belief regarding the long-term prospects for recreational boating, our belief that dealer and consumer demand for our product categories will remain strong, our belief regarding the migration of consumer preferences to larger boats, our belief that our 2022 model year lineup in response to such demands is positively impacting our financial results and our belief that there is continued dominant market share in our two propulsion categories and size ranges. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2021.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Fourth Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2021	2020	% BETTER (WORSE)	2021	2020	% BETTER (WORSE)
Net Sales	$76,537	$71,110	7.6%	$298,014	$239,825	24.3%
Cost of Goods Sold	57,379	53,679	(6.9)	229,742	186,220	(23.4)
Gross Profit	19,158	17,431	9.9	68,272	53,605	27.4
Selling, General and Administrative Expenses	8,497	8,348	(1.8)	31,880	29,244	(9.0)
Operating Profit	10,661	9,083	17.4	36,392	24,361	49.4
Interest (Expense) Income	(6)	9	N/M	16	95	(83.2)
Income Before Income Taxes	10,655	9,092	17.2	36,408	24,456	48.9
Income Tax Provision	2,207	2,098	(5.2)	7,382	5,012	(47.3)
Net Income	$8,448	$6,994	20.8%	$29,026	$19,444	49.3%

EARNINGS PER SHARE
Basic	$0.25	$0.21	19.0%	$0.85	$0.57	49.1%
Diluted	$0.25	$0.21	19.0%	$0.85	$0.57	49.1%

AVERAGE SHARES OUTSTANDING
Basic	33,992	33,869		33,984	33,926
Diluted	33,992	33,869		33,984	33,926

Fourth Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$14,102	$31,573
Accounts receivable, net	3,262	4,706
Inventories	73,261	42,310
Income taxes receivable	10	-
Prepaid expenses and other current assets	2,474	1,947
Total current assets	93,109	80,536
Property, plant and equipment, net	14,370	14,938
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	13,302	12,397
Deferred income taxes	4,392	4,075
Other assets	3,895	3,703
Total assets	$132,841	$119,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,771	$6,079
Accrued expenses and other liabilities	11,298	15,583
Total current liabilities	18,069	21,662
Long-term pension liabilities	15,564	12,524
Other long-term liabilities	683	717
Total liabilities	34,316	34,903
Common stock	3,399	3,387
Capital in excess of par value	-	-
Retained earnings	97,702	83,079
Accumulated other comprehensive loss	(2,576)	(1,947)
Total stockholders' equity	98,525	84,519
Total liabilities and stockholders' equity	$132,841	$119,422

Fourth Quarter 2021 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

Periods ended, (Unaudited)	Three Months Ended		Twelve Months Ended
(In thousands)	December 31, 2021	December 31, 2020	2021	2020
Reconciliation of Net Income to EBITDA
Net Income	$8,448	$6,994	$29,026	$19,444
Add:
Income tax provision	2,207	2,098	7,382	5,012
Depreciation and amortization	471	445	1,816	1,954
Less:
Interest (expense) income	(6)	9	16	95
EBITDA	$11,132	$9,528	$38,208	$26,315